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                              J.C. BRADFORD & CO.
                              330 Commerce Street
                           Nashville, Tennessee 37201
                                 (615) 315-1750
                             ---------------------

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                            SQUARE INDUSTRIES, INC.

                                       at

                                $31.00 Per Share

(payable $28.50 per Share net in cash, without interest thereon, and an additional $2.50 per Share, to be deposited by Parent in escrow as contingent consideration, for distribution in whole or in part, either to the seller or to Parent upon the resolution of two specific matters, subject to adjustment as provided in the escrow agreement)

                                       by

                  CENTRAL PARKING SYSTEM -- EMPIRE STATE, INC.

                     an indirect wholly-owned subsidiary of

                          CENTRAL PARKING CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, JANUARY 14, 1997, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Central Parking System -- Empire State, Inc., a New York corporation ("Purchaser") and an indirect wholly-owned subsidiary of Central Parking Corporation, a Tennessee corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Square Industries, Inc. (the "Company"), at a price of $31.00 per Share, payable $28.50 net to the seller in cash at closing, without interest thereon and an additional $2.50 per Share to be deposited by Parent in escrow as contingent consideration for distribution, in whole or in part as provided in the escrow agreement, to either the seller or to Parent upon the resolution of two specific matters, subject to adjustment, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 13, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THE NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST SIXTY-SIX AND TWO THIRDS PERCENT (66 2/3%) OF THE SHARES ON A FULLY DILUTED BASIS (FULLY DILUTED SHALL INCLUDE, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS, UNLESS THE HOLDER THEREOF SHALL HAVE ENTERED INTO AN AGREEMENT TO CASH OUT SUCH OPTIONS, WARRANTS OR RIGHTS IN CONJUNCTION WITHIN THE MERGER AGREEMENT). THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.
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     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated December 13, 1996;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to SunTrust Bank, Atlanta (the "Depositary") by the Expiration Date (as defined in the Offer to Purchaser) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to shareholders of the Company from Lowell Harwood, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 14, 1997, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry delivery and (iii) any other required documents in accordance with the instructions contained in the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquires you may have the respect to the Offer should be addressed to J.C. Bradford & Co., or Kissel-Blake Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.
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     Additional copies of the enclosed material may be obtained from the
Information Agent, at the address and telephone numbers set forth on the back of the Offer to Purchase.

                                          Very truly yours,

                                          J. C. BRADFORD & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.